DERIVED INFORMATION [1/5/06]
[$980,000,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)
[$980,000,100]
Total Certificates Ofered & Non-Ofered
(Approximate)
Home Equity Pass-Through Certificates, Series 2007-1
Credit Suisse First Boston Mortgage Securities Corp.
Depositor
[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 603

Total Outstanding Loan Balance ($): 116,577,257

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 117,284,323

Average Loan Current Balance ($): 193,329 :

Weighted Average Original LTV (%) *: 79.9

Weighted Average Coupon (%): 8.02

Arm Weighted Average Coupon (%): 7.97

Fixed Weighted Average Coupon (%): 8.13

Weighted Average Margin (%): 5.94

Weighted Average FICO (Non-Zero): 616

Weighted Average Age (Months): 2 :

% First Liens: 96.5

% Second Liens: 3.5

% Arms: 69.6

% Fixed: 30.4

% Interest Only: 17.0

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.01 - 5.50	1	528,000	0.5	5.31	80.0	640
5.51 - 6.00	15	4,193,742	3.6	5.92	69.5	656
6.01 - 6.50	20	4,834,919	4.1	6.33	75.5	671
6.51 - 7.00	97	26,202,078	22.5	6.79	79.4	654
7.01 - 7.50	56	14,058,437	12.1	7.32	80.0	625
7.51 - 8.00	88	19,315,409	16.6	7.79	79.7	611
8.01 - 8.50	53	9,732,141	8.3	8.27	78.7	590
8.51 - 9.00	72	13,373,165	11.5	8.81	79.5	584
9.01 - 9.50	38	6,809,083	5.8	9.24	79.5	566
9.51 - 10.00	56	8,471,601	7.3	9.75	82.6	580
10.01 - 10.50	29	3,515,519	3.0	10.29	82.4	574
10.51 - 11.00	15	1,196,054	1.0	10.77	89.0	604
11.01 - 11.50	13	1,082,377	0.9	11.47	85.3	607
11.51 - 12.00	11	1,013,868	0.9	11.94	89.4	627
12.01 >=	39	2,250,864	1.9	12.45	99.0	627
Total:	603	116,577,257	100.0	8.02	79.9	616
Max: 12.74
Min: 5.31
Wgt Avg: 8.02

		Total	%		WA
FICO	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
451 - 475	1	132,212	0.1	9.25	64.9	469
476 - 500	4	394,569	0.3	9.33	58.5	499
501 - 525	40	7,932,161	6.8	9.07	70.1	512
526 - 550	54	9,783,530	8.4	8.81	74.7	540
551 - 575	79	15,622,092	13.4	8.55	79.5	564
576 - 600	63	11,159,620	9.6	8.19	81.8	588
601 - 625	104	18,738,256	16.1	7.79	81.9	612
626 - 650	101	19,614,748	16.8	7.85	80.9	638
651 - 675	76	14,766,785	12.7	7.75	84.7	661
676 - 700	35	8,502,099	7.3	7.37	80.4	690
701 - 725	25	5,277,189	4.5	7.01	80.3	713
726 - 750	16	3,553,533	3.0	6.71	76.1	738
751 - 775	4	773,715	0.7	8.61	80.7	758
776 - 800	1	326,748	0.3	6.98	93.4	777
Total:	603	116,577,257	100.0	8.02	79.9	616
Max: 777
Min: 469
Wgt Avg: 616

		Total	%		WA
Scheduled Balance	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50,000	39	1,458,883	1.3	11.62	93.6	625
50,001 - 100,000	108	8,013,044	6.9	9.77	82.1	604
100,001 - 150,000	119	14,759,688	12.7	8.68	78.3	602
150,001 - 200,000	109	19,205,553	16.5	7.89	78.6	616
200,001 - 250,000	76	17,100,521	14.7	7.85	79.4	617
250,001 - 300,000	46	12,642,672	10.8	7.62	81.5	623
300,001 - 350,000	36	11,623,212	10.0	7.48	80.2	630
350,001 - 400,000	29	10,848,777	9.3	7.62	77.4	608
400,001 - 450,000	17	7,230,783	6.2	7.99	82.8	614
450,001 - 500,000	7	3,353,981	2.9	7.32	84.2	605
500,001 - 550,000	4	2,069,178	1.8	6.54	75.6	649
550,001 - 600,000	7	4,021,197	3.4	7.80	74.8	624
600,001 - 650,000	3	1,899,460	1.6	7.66	81.7	607
650,001 - 700,000	1	667,441	0.6	6.68	80.0	640
700,001 - 750,000	1	737,865	0.6	9.52	90.0	565
900,001 - 950,000	1	945,000	0.8	6.80	85.9	716
Total:	603	116,577,257	100.0	8.02	79.9	616
Max: 945,000.00
Min: 18,624.69
Avg: 193,328.78

		Total	%		WA
Original LTV (%) *	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50.0	29	4,622,239	4.0	8.03	42.7	595
50.1 - 55.0	5	893,490	0.8	7.01	53.8	626
55.1 - 60.0	18	3,191,492	2.7	7.76	58.2	595
60.1 - 65.0	31	6,367,778	5.5	7.98	63.9	603
65.1 - 70.0	34	7,645,665	6.6	8.04	69.0	583
70.1 - 75.0	42	8,888,280	7.6	7.47	73.6	596
75.1 - 80.0	149	32,701,164	28.1	7.60	79.7	623
80.1 - 85.0	85	18,013,447	15.5	8.12	84.5	610
85.1 - 90.0	89	19,123,473	16.4	8.19	89.3	622
90.1 - 95.0	52	10,392,208	8.9	7.95	94.5	648
95.1 - 100.0	69	4,738,022	4.1	11.42	100.0	642
Total:	603	116,577,257	100.0	8.02	79.9	616
Max: 100.0
Min: 20.0
Wgt Avg: 79.9

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	108	15,426,616	13.2	8.96	80.2	613
1.00	62	13,531,107	11.6	8.37	78.2	614
2.00	160	31,476,825	27.0	8.20	81.0	598
3.00	273	56,142,709	48.2	7.58	79.6	628
Total:	603	116,577,257	100.0	8.02	79.9	616

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	426	78,404,665	67.3	7.83	80.2	615
Reduced	10	2,107,853	1.8	7.93	78.5	624
Stated Income / Stated Assets	166	35,964,871	30.9	8.43	79.4	618
No Income / No Assets	1	99,867	0.1	8.08	27.8	699
Total:	603	116,577,257	100.0	8.02	79.9	616

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	568	110,796,539	95.0	7.98	79.9	615
Second Home	5	1,487,267	1.3	7.41	85.5	645
Investor	30	4,293,451	3.7	9.23	77.0	630
Total:	603	116,577,257	100.0	8.02	79.9	616

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	94	27,817,376	23.9	7.43	78.2	631
Florida	65	11,476,845	9.8	8.31	79.4	605
Arizona	50	9,728,401	8.3	7.66	80.6	609
New York	41	9,066,894	7.8	8.46	77.8	610
Massachusetts	32	7,728,277	6.6	7.62	78.1	619
Minnesota	28	5,594,680	4.8	7.94	85.9	629
Nevada	26	5,506,089	4.7	7.53	82.3	637
New Hampshire	24	4,329,062	3.7	8.03	79.9	639
Virginia	22	3,948,385	3.4	8.12	79.4	588
Washington	13	2,455,941	2.1	8.08	80.6	601
Texas	23	2,356,291	2.0	9.26	83.3	601
Connecticut	10	2,068,477	1.8	7.77	79.2	562
New Jersey	8	2,022,727	1.7	8.71	68.8	638
Ohio	25	2,000,137	1.7	9.16	83.1	595
Colorado	10	1,887,441	1.6	7.86	85.6	647
Other	132	18,590,235	15.9	8.69	81.6	604
Total:	603	116,577,257	100.0	8.02	79.9	616

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	110	14,840,497	12.7	8.92	85.1	631
Refinance - Rate Term	57	11,072,579	9.5	7.75	77.4	623
Refinance - Cashout	436	90,664,180	77.8	7.91	79.3	613
Total:	603	116,577,257	100.0	8.02	79.9	616

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28	93	19,140,180	16.4	8.04	82.3	615
Arm 2/28 - Balloon 40/30	73	15,687,125	13.5	8.25	78.8	580
Arm 3/27	98	21,050,646	18.1	7.81	79.5	632
Arm 3/27 - Balloon 40/30	101	23,919,284	20.5	7.89	79.6	597
Arm 5/25	3	972,118	0.8	8.17	59.6	647
Arm 5/25 - Balloon 40/30	2	349,709	0.3	6.70	80.6	633
Fixed Balloon 40/30	32	7,021,004	6.0	7.43	76.8	651
Fixed Rate	201	28,437,192	24.4	8.30	80.8	631
Total:	603	116,577,257	100.0	8.02	79.9	616

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	485	92,044,114	79.0	7.99	80.0	615
PUD	63	13,121,185	11.3	7.98	79.8	611
Condo	26	5,324,299	4.6	8.31	82.9	625
2 Family	23	4,834,860	4.1	7.99	77.5	621
3-4 Family	6	1,252,798	1.1	9.17	71.8	664
Total:	603	116,577,257	100.0	8.02	79.9	616

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 - 4.00	13	3,489,799	4.3	5.88	72.0	644
4.01 - 4.50	14	3,186,608	3.9	6.37	80.6	671
4.51 - 5.00	51	14,541,035	17.9	6.78	81.8	649
5.01 - 5.50	40	11,018,093	13.6	7.35	80.7	626
5.51 - 6.00	62	14,268,672	17.6	7.81	79.1	603
6.01 - 6.50	36	7,172,025	8.8	8.33	79.6	588
6.51 - 7.00	62	12,546,815	15.5	8.85	79.7	580
7.01 - 7.50	36	6,423,369	7.9	9.34	80.4	569
7.51 - 8.00	41	6,565,412	8.1	9.82	78.8	573
8.01 - 8.50	11	1,666,962	2.1	10.16	82.4	558
8.51 - 9.00	2	96,127	0.1	10.71	84.7	610
9.01 >=	2	144,145	0.2	11.36	74.4	549
Total:	370	81,119,061	100.0	7.97	79.9	608
Max: 9.83
Min: 3.31
Wgt Avg: 5.94

		Total	%		WA
Months to Rate Reset	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
13 - 15	2	251,693	0.3	9.82	80.0	528
22 - 24	164	34,575,611	42.6	8.12	80.8	600
25 - 27	1	132,212	0.2	9.25	64.9	469
34 - 36	198	44,837,718	55.3	7.85	79.6	614
37 >=	5	1,321,827	1.6	7.78	65.2	644
Total:	370	81,119,061	100.0	7.97	79.9	608
Max: 58 Min: 13 Wgt Avg: 29

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 - 11.50	1	528,000	0.7	5.31	80.0	640
11.51 - 12.00	11	2,783,113	3.4	5.93	69.8	643
12.01 - 12.50	14	3,186,608	3.9	6.37	80.6	671
12.51 - 13.00	52	14,719,721	18.1	6.78	81.8	649
13.01 - 13.50	39	10,935,078	13.5	7.33	80.6	626
13.51 - 14.00	61	14,070,892	17.3	7.80	79.0	604
14.01 - 14.50	34	6,799,473	8.4	8.28	79.2	589
14.51 - 15.00	61	11,944,687	14.7	8.80	79.2	580
15.01 - 15.50	33	6,290,085	7.8	9.24	79.2	566
15.51 - 16.00	42	7,036,927	8.7	9.73	81.5	577
16.01 - 16.50	14	2,207,058	2.7	10.27	81.2	557
16.51 - 17.00	7	536,965	0.7	10.62	86.2	580
17.51 - 18.00	1	80,452	0.1	11.83	70.0	509
Total:	370	81,119,061	100.0	7.97	79.9	608
Max: 17.83
Min: 11.31
Wgt Avg: 13.97

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.01 - 5.50	1	528,000	0.7	5.31	80.0	640
5.51 - 6.00	11	2,783,113	3.4	5.93	69.8	643
6.01 - 6.50	14	3,186,608	3.9	6.37	80.6	671
6.51 - 7.00	52	14,719,721	18.1	6.78	81.8	649
7.01 - 7.50	39	10,935,078	13.5	7.33	80.6	626
7.51 - 8.00	61	14,070,892	17.3	7.80	79.0	604
8.01 - 8.50	34	6,799,473	8.4	8.28	79.2	589
8.51 - 9.00	61	11,944,687	14.7	8.80	79.2	580
9.01 - 9.50	33	6,290,085	7.8	9.24	79.2	566
9.51 - 10.00	42	7,036,927	8.7	9.73	81.5	577
10.01 - 10.50	14	2,207,058	2.7	10.27	81.2	557
10.51 - 11.00	7	536,965	0.7	10.62	86.2	580
11.51 >=	1	80,452	0.1	11.83	70.0	509
Total:	370	81,119,061	100.0	7.97	79.9	608
Max: 11.83
Min: 5.31
Wgt Avg: 7.97

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	3	717,724	0.9	9.16	89.1	645
3.00	367	80,401,337	99.1	7.96	79.8	608
Total:	370	81,119,061	100.0	7.97	79.9	608
Wgt Avg: 2.98

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	370	81,119,061	100.0	7.97	79.9	608
Total:	370	81,119,061	100.0	7.97	79.9	608
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	534	96,760,057	83.0	8.19	79.6	610
60	69	19,817,200	17.0	7.18	81.3	648
Total:	603	116,577,257	100.0	8.02	79.9	616